Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2024 SECOND QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 26, 2024) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its second quarter 2024 results. On July 24, 2024, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on August 16, 2024, to shareholders of record on August 5, 2024. Select highlights for the second quarter (compared to the first quarter of 2024) include:

•
Noninterest income increased $824 thousand or 23.7% during the quarter.
•
Return on average total equity increased from 9.43% to 11.89%.
•
Earnings per share increased by $0.17 for the quarter to $0.89.

Brandon Lorey, President and CEO, stated, "Reflecting on our performance in the second quarter of 2024, we have demonstrated resilience and strategic agility in a dynamic economic landscape. Despite the challenges posed by market fluctuations and interest rate pressures, our focus on organic growth and operational excellence has allowed us to maintain a robust financial position. We remain optimistic about the future, as we continue to leverage our strengths and explore new opportunities for growth and innovation."

Income Statement Review

Net income for the quarter ended June 30, 2024 was $3.2 million reflecting an increase of 25.0% from the quarter ended March 31, 2024 and an increase of 54.8% from the quarter ended June 30, 2023. The increase from the quarter ended March 31, 2024 was due mainly to the $824 thousand increase in total noninterest income. The increase of total noninterest income was due to increased sales activity in loans held for sale resulting in a $492 thousand gain on sale of loans held for sale for the quarter ended June 30, 2024 compared to $161 thousand for the quarter ended March 31, 2024. Other operating income also increased due to a $254 thousand bank owned life insurance (BOLI) payout. Net income was $2.4 million for the three-month period ended March 31, 2024 and $2.1 million for the quarter ended June 30, 2023.

Total loan interest income was $19.5 million and $20.0 million for the quarters ended June 30, 2024 and March 31, 2024, respectively. Total loan interest income was $18.8 million for the quarter ended June 30, 2023. Total loan interest income increased $771 thousand or 4.1% from the quarter ended June 30, 2023 to the quarter ended June 30, 2024. Average loans remained stable at 1.44 billion for the quarters ended June 30, 2024 and June 30, 2023. The tax equivalent yield on average loans for the quarter ended June 30, 2024 was 5.46%, an increase of 22 basis points from the 5.24% average yield for the same time period in 2023. The decrease in loan interest income during the second quarter of 2024 compared to the first quarter of 2024 is mainly due to early payoffs in the marine portfolio which negatively impacted deferred fees, which are included in loan interest income. The majority of the increase compared to June 30, 2023 can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $897 thousand for the quarter ended June 30, 2024 compared to $919 thousand for the quarter ended March 31, 2024. Interest income and dividend income from the investment portfolio was $926 thousand for the quarter ended June 30, 2023. The tax equivalent yield on average investments for the quarter ended June 30, 2024 was 2.62%, up four basis points from 2.58% for the quarter ended March 31, 2024 and up 23 basis points from 2.39% for the quarter ended June 30, 2023.

Total interest expense was $9.6 million for the three months ended June 30, 2024 and $9.5 million and $7.9 million for three months ended March 31, 2024 and June 30, 2023, respectively. The slight increase in interest expense between June 30, 2024 and March 31, 2024 was due mostly to deposit rate specials during the quarter. The increase in interest expense from June 30, 2023 to June 30, 2024 resulted from deposit rate specials during the year. The average cost of interest-bearing liabilities increased four and 43 basis points when comparing the quarter ended June 30, 2024 to the quarters ended March 31, 2024 and June 30, 2023, respectively. The average balance of interest-bearing liabilities decreased $3.5 million from the quarter ended March 31, 2024 to the quarter ended June 30, 2024. The average balance of interest-bearing liabilities increased $51.9 million from the quarter ended June 30, 2023 to the same period in 2024. In addition to the growth in interest-bearing liabilities, there has been a shift in the mix of interest-bearing deposits towards higher interest-bearing deposits.

Net interest income for the quarter ended June 30, 2024 was $12.2 million reflecting a decrease of 2.1% from the quarter ended March 31, 2024 and a decrease of 2.2% from the quarter ended June 30, 2023. Net interest income was $12.4 million for the quarters ended March 31, 2024 and June 30, 2023.

The net interest margin was 2.81% for the quarter ended June 30, 2024. For the quarters ended March 31, 2024 and June 30, 2023, the net interest margin was 2.91% and 2.99%, respectively. The net interest margin for the quarter ended June 30, 2024 was negatively impacted by recognizing additional deferred fees due to early loan payoffs, mainly in the Marine portfolio. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $4.3 million for the quarter ended June 30, 2024, which represented an increase of $824 thousand or 23.7% from the $3.5 million for the three months ended March 31, 2024. Noninterest income for the quarter ended June 30, 2023 was $3.4 million. The increase from the quarter ended March 31, 2024 was mainly due to the increase of gains on loans held for sale and a $254 thousand BOLI payout.

Noninterest expense increased $133 thousand, or 1.1%, to $12.5 million for the quarter ended June 30, 2024 from $12.4 million for the quarter ended March 31, 2024. Noninterest expense was $13.0 million for the quarter ended June 30, 2023, representing an decrease of $445 thousand or 3.4% when comparing the quarter ended June 30, 2024 to the quarter ended June 30, 2023. A $168 thousand or 2.3% increase in salaries and benefits expenses was noted between June 30, 2024 and March 31, 2024. This is mainly due to larger incentive accruals as employees reached certain goals.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $5.0 million or 0.28% of total assets at March 31, 2024 to $3.3 million or 0.18% of total assets at June 30, 2024. Nonperforming assets were $3.3 million at June 30, 2023. Total nonaccrual loans were $2.7 million at June 30, 2024 and $4.2 million at March 31, 2024. Nonaccrual loans were $3.1 million at June 30, 2023. Nonperforming assets decreased between March 31, 2024 and June 30, 2024 mainly due to two large relationships paying off. Nonaccrual loans, and in turn nonperforming assets, decreased between June 30, 2023 and June 30, 2024 due to regular payments. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was zero at June 30, 2024, March 31, 2024 and June 30, 2023.

The Company realized $252 thousand in net recoveries for the quarter ended June 30, 2024 compared to $520 thousand for the three months ended March 31, 2024. During the three months ended June 30, 2023, $150 thousand in net recoveries were recognized.

The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $315 thousand in provision for credit loss for the quarter ended June 30, 2024. A small provision this quarter resulted from the net recoveries realized during the period. The Company recognized provision for credit losses of $475 thousand and $403 thousand for the quarters ended March 31, 2024 and June 30, 2023, respectively. The provision for the quarter ended March 31, 2024 was mainly needed due to the larger net charge-offs during the quarter. The provision for the quarter ended June 30, 2023 was mainly needed to keep pace with strong loan growth.

The ratio of allowance for credit losses to total loans was 1.04% and 1.00% at June 30, 2024 and March 31, 2024, respectively. The ratio of allowance for loan losses to total loans was 0.99% at June 30, 2023. The ratio of allowance for credit losses to total nonaccrual loans was 555.46% and 347.64% at June 30, 2024 and March 31, 2024, respectively. The ratio of allowance for loan losses to total nonaccrual loans was 466.74% at June 30, 2023. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at June 30, 2024 were $1.79 billion, which represented an increase of $7.5 million or 0.42% from total assets of $1.78 billion at March 31, 2024. At June 30, 2023, total consolidated assets were $1.78 billion. Consolidated assets remained stable during the quarter ended June 30, 2024.

Total cash and cash equivalents (including cash and due from banks and federal funds sold) decreased $4.0 million or 3.1% as of June 30, 2024, compared to March 31, 2024. Cash and cash equivalents decreased as a percentage of total assets to 6.9% as of June 30, 2024 as compared to 7.2% at March 31, 2024 and increased as compared to 4.4% at June 30, 2023. The prior quarter change was minimal. The year over year change was due mainly to deposit growth exceeding the change in net loans allowing for additional cash and cash equivalents.

At June 30, 2024, total securities available for sale were $138.3 million, a decrease of $2.8 million from March 31, 2024, and a decrease of $13.2 million from June 30, 2023. At June 30, 2024, total net unrealized losses on the AFS securities portfolio were $23.8 million, a decrease in losses of $1.3 million from total net unrealized losses on AFS securities of $25.1 million at March 31, 2024 and a decrease in losses of $800 thousand from June 30, 2023.

Total net loans increased $9.3 million from $1.42 billion at March 31, 2024 to $1.43 billion at June 30, 2024. These increases were mainly in the commercial non-owner occupied and commercial and industrial loans during the second quarter of 2024. During the quarter ended June 30, 2024, through the normal course of business, $14.6 million in mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $255 thousand. During the quarter ended March 31, 2024, $10.8 million in mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $161 thousand.

On August 23, 2023, the Company completed the sale of its marine finance business, operating under the name LaVictoire Finance, to Axos Bank. Under the Asset Purchase Agreement, Axos Bank agreed to assume the servicing of Bank of Clarke’s retail marine loans and those of third parties, each of which were previously being serviced by Bank of Clarke. All LaVictoire Finance employees became employees of Axos Bank. Pursuant to the Loan Purchase Agreement, Axos Bank acquired all the marine vessel dealer floor plans loans currently held by Bank of Clarke at par value. The acquired loans had an aggregate principal balance of approximately $52.8 million as of the date of the Loan Purchase Agreement. All marine finance loans, with a balance of $236.9 million as of June 30, 2024, are still assets of Bank of Clarke.

Total deposits increased to $1.49 billion as of June 30, 2024 when compared to March 31, 2024 deposits of $1.47 billion. At June 30, 2023 total deposits were $1.46 billion. During the second quarter of 2024, total deposits increased $14.6 million. The majority of this increase was due to time deposit balances increasing by $43.9 million. Time deposits as a percentage of total deposits have increased from 26.0% at June 30, 2023 to 28.6% at June 30, 2024. Time deposits as a percentage of total deposits increased from 25.9% at December 31, 2023. The increase in deposits between June 30, 2023 and June 30, 2024 was mainly due to the growth of certificates of depost over $250 thousand. At June 30, 2024, over 75% of deposits were fully FDIC insured.

The Company had $145.0 million and $155.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at June 30, 2024 and March 31, 2024. There was $170.0 million in outstanding borrowings from the Federal Home Loan Bank as of June 30, 2023. The average rate paid on Federal Home Loan Bank advances as of June 30, 2024 and March 31, 2024 was 4.65% and 4.71%, respectively. These borrowings were used mainly to fund the strong loan growth that occurred during 2023.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Shareholders’ equity was $111.1 million and $107.7 million at June 30, 2024 and March 31, 2024, respectively. Shareholders’ equity was $104.0 million at June 30, 2023. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates during 2022 and 2023 and continued high rates in 2024. The book value of the Company at June 30, 2024 was $31.24 per common share. Total common shares outstanding were 3,556,844 at June 30, 2024. On July 24, 2024, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on July 16, 2024, to shareholders of record on July 5, 2024.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q24	1Q24	4Q23	3Q23	2Q23
Net Income (dollars in thousands)	$3,185	$2,548	$2,395	$2,319	$2,058
Earnings per share, basic	$0.89	$0.72	$0.69	$0.66	$0.58
Earnings per share, diluted	$0.89	$0.72	$0.69	$0.66	$0.58
Return on average total assets	0.72%	0.58%	0.53%	0.51%	0.48%
Return on average total equity	11.89%	9.43%	9.33%	8.87%	7.93%
Dividend payout ratio	33.71%	41.67%	43.48%	45.45%	51.72%
Fee revenue as a percent of total revenue	17.57%	18.11%	17.32%	16.95%	18.01%
Net interest margin(1)	2.81%	2.91%	2.85%	2.93%	2.99%
Yield on average earning assets	5.01%	5.13%	5.10%	5.03%	4.88%
Rate on average interest-bearing liabilities	3.14%	3.10%	3.09%	2.98%	2.71%
Net interest spread	1.87%	2.03%	2.01%	2.05%	2.17%
Tax equivalent adjustment to net interest income (dollars in thousands)	$29	$29	$29	$28	$25
Non-interest income to average assets	0.98%	0.78%	0.80%	0.93%	0.78%
Non-interest expense to average assets	2.85%	2.80%	2.92%	3.13%	3.00%
Efficiency ratio(2)	77.00%	77.73%	83.01%	84.71%	81.91%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q24	1Q24	4Q23	3Q23	2Q23
BALANCE SHEET RATIOS
Loans to deposits	97.34%	97.63%	97.10%	96.17%	100.89%
Average interest-earning assets to average-interest bearing liabilities	142.64%	139.97%	137.35%	142.07%	142.63%
PER SHARE DATA
Dividends	$0.30	$0.30	$0.30	$0.30	$0.30
Book value	31.24	30.28	30.78	28.74	29.47
Tangible book value	31.24	30.28	30.78	28.74	29.47
SHARE PRICE DATA
Closing price	$32.99	$29.85	$30.00	$31.90	$30.50
Diluted earnings multiple(1)	9.27	10.36	11.03	12.08	13.15
Book value multiple(2)	1.06	0.99	0.97	1.11	1.04
COMMON STOCK DATA
Outstanding shares at end of period	3,556,844	3,557,229	3,520,894	3,520,894	3,528,240
Weighted average shares outstanding	3,556,935	3,557,203	3,520,894	3,523,943	3,526,934
Weighted average shares outstanding, diluted	3,556,935	3,557,203	3,520,894	3,523,943	3,526,934
CAPITAL RATIOS (BANK ONLY)
Leverage ratio	8.86%	8.77%	8.48%	8.36%	8.61%
CREDIT QUALITY
Net charge-offs to average loans	(0.02)%	0.04%	0.03%	0.01%	(0.01)%
Total non-performing loans to total loans	0.20%	0.32%	0.40%	0.40%	0.23%
Total non-performing assets to total assets	0.18%	0.28%	0.34%	0.33%	0.19%
Non-accrual loans to:
total loans	0.19%	0.29%	0.39%	0.40%	0.21%
total assets	0.15%	0.23%	0.31%	0.32%	0.17%
Allowance for credit/loan losses to:
total loans	1.04%	1.00%	0.99%	1.01%	0.99%
non-performing assets	458.72%	290.00%	236.43%	242.83%	433.94%
non-accrual loans	555.46%	347.64%	256.74%	255.80%	466.74%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$167	$411	$181	$0	$235
Non-accrual loans	2,703	4,156	5,645	5,697	3,109
Other real estate owned and repossessed assets	403	415	304	304	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$172	$705	$427	$187	$52
(Recoveries)	(424)	(185)	(44)	(31)	(202)
Net charge-offs (recoveries)	(252)	520	383	156	(150)
PROVISION FOR CREDIT LOSSES (dollars in thousands)	$315	$475	$366	$1,283	$403
ALLOWANCE FOR CREDIT LOSSES (dollars in thousands)	$15,014	$14,448	$14,493	$14,573	$14,511
(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 06/30/2024	Unaudited 03/31/2024	Audited 12/31/2023	Unaudited 09/30/2023	Unaudited 06/30/2023
Assets
Cash and due from banks	$61,179	$68,280	$112,066	$63,239	$48,907
Federal funds sold	62,476	59,353	26,287	78,799	29,988
Securities available for sale, at fair value	138,269	141,106	147,011	142,559	151,513
Loans held for sale	3,058	1,593	1,661	3,564	3,570
Loans, net of allowance for credit losses	1,433,920	1,424,604	1,448,193	1,426,412	1,456,459
Bank premises and equipment, net	18,114	17,954	18,108	18,421	18,064
Bank owned life insurance	30,103	29,843	29,575	24,404	24,219
Other assets	43,286	40,168	42,696	44,072	43,996
Total assets	$1,790,405	$1,782,901	$1,825,597	$1,801,470	$1,776,716
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$415,017	$424,869	$436,619	$430,910	$433,220
Savings and interest bearing demand deposits	647,358	666,730	656,439	656,111	645,834
Time deposits	426,209	382,343	413,264	411,359	378,954
Total deposits	$1,488,584	$1,473,942	$1,506,322	$1,498,380	$1,458,008
Federal funds purchased	302	347	—	—	—
Federal Home Loan Bank advances, short-term	—	10,000	—	—	25,000
Federal Home Loan Bank advances, long-term	145,000	145,000	165,000	145,000	145,000
Subordinated debt	29,478	29,461	29,444	29,428	29,411
Other liabilities	15,926	16,446	16,452	27,479	15,327
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,679,290	$1,675,196	$1,717,218	$1,700,287	$1,672,746
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,707	8,705	8,660	8,660	8,661
Surplus	14,604	14,368	14,280	13,970	13,881
Retained earnings	106,567	104,449	103,445	102,106	100,844
Accumulated other comprehensive (loss)	(18,763)	(19,817)	(18,006)	(23,553)	(19,416)
Total shareholders' equity	$111,115	$107,705	$108,379	$101,183	$103,970
Total liabilities and shareholders' equity	$1,790,405	$1,782,901	$1,825,597	$1,801,470	$1,776,716

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA

(dollars in thousands)

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Mortgage real estate loans:
Construction & Secured by Farmland	$81,609	$82,692	$84,145	$80,012	$95,433
HELOCs	46,697	46,329	47,674	44,719	44,333
Residential First Lien - Investment	112,790	113,813	117,431	120,547	117,265
Residential First Lien - Owner Occupied	187,807	181,323	178,180	162,919	142,417
Residential Junior Liens	12,387	12,690	12,831	12,284	11,869
Commercial - Owner Occupied	257,675	254,744	251,456	244,088	243,610
Commercial - Non-Owner Occupied & Multifamily	352,892	344,192	348,879	355,122	350,210
Commercial and industrial loans:
BHG loans	4,284	4,740	5,105	5,419	5,747
SBA PPP loans	39	45	51	57	62
Other commercial and industrial loans	102,345	95,327	102,672	91,411	95,012
Marine loans	236,890	247,042	251,168	260,518	299,304
Triad Loans	24,579	25,335	25,877	26,519	27,157
Consumer loans	9,497	9,194	16,542	16,019	16,486
Overdrafts	257	1,559	253	207	308
Other loans	11,951	12,466	12,895	13,089	13,805
Total loans	$1,441,699	$1,431,491	$1,455,159	$1,432,930	$1,463,018
Net deferred loan costs and premiums	7,235	7,561	7,527	8,055	7,952
Allowance for credit/loan losses	(15,014)	(14,448)	(14,493)	(14,573)	(14,511)
Net loans	$1,433,920	$1,424,604	$1,448,193	$1,426,412	$1,456,459

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Interest and Dividend Income
Interest and fees on loans	$19,525	$19,963	$19,420	$20,179	$18,754
Interest on federal funds sold	68	39	71	51	28
Interest and dividends on securities available for sale:
Taxable interest income	739	758	771	781	785
Interest income exempt from federal income taxes	3	5	4	3	5
Dividends	155	156	157	147	136
Interest on deposits in banks	1,258	991	1,592	1,030	656
Total interest and dividend income	$21,748	$21,912	$22,015	$22,191	$20,364
Interest Expense
Interest on deposits	$7,515	$7,424	$7,658	$6,978	$5,535
Interest on federal funds purchased	—	—	—	—	—
Interest on Federal Home Loan Bank advances	1,712	1,710	1,714	1,943	2,032
Interest on subordinated debt	355	354	354	354	355
Total interest expense	$9,582	$9,488	$9,726	$9,275	$7,922
Net interest income	$12,166	$12,424	$12,289	$12,916	$12,442
Provision For Credit Losses	181	475	366	216	403
Net interest income after provision for credit losses	$11,985	$11,949	$11,923	$12,700	$12,039
Noninterest Income
Wealth management fees	$1,273	$1,456	$1,315	$1,190	$1,263
Service charges on deposit accounts	456	454	467	460	447
Other service charges and fees	1,164	969	979	1,252	1,135
(Loss) gain on the sale of marine finance business	—	—	(28)	463	—
(Loss) gain on the sale of bank premises and equipment	(11)	—	—	7	7
(Loss) on the sale of AFS securities	—	—	—	—	—
Gain on sale of loans HFS	492	161	515	265	192
Officer insurance income	269	268	171	184	179
Other operating income	652	163	234	388	134
Total noninterest income	$4,295	$3,471	$3,653	$4,209	$3,357
Noninterest Expenses
Salaries and employee benefits	$7,353	$7,185	$7,849	$7,598	$7,561
Occupancy expenses	470	569	581	570	533
Equipment expenses	401	373	320	341	315
Advertising and marketing expenses	245	237	291	228	342
Stationery and supplies	32	24	44	69	56
ATM network fees	373	380	421	426	365
FDIC assessment	351	409	478	495	346
Computer software expense	221	233	373	396	281
Bank franchise tax	338	331	339	340	313
Professional fees	511	506	577	497	753
Data processing fees	558	565	513	542	478
Other operating expenses	1,657	1,565	1,494	2,631	1,612
Total noninterest expenses	$12,510	$12,377	$13,280	$14,133	$12,955
Income before income taxes	$3,770	$3,043	$2,296	$2,776	$2,441
Income Tax Expense (Benefit)	585	495	(99)	457	383
Net income	$3,185	$2,548	$2,395	$2,319	$2,058
Earnings Per Share
Net income per common share, basic	$0.89	$0.72	$0.68	$0.66	$0.58
Net income per common share, diluted	$0.89	$0.72	$0.68	$0.66	$0.58

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$137,588	$893	2.61%	$142,700	$914	2.58%	$155,347	$922	2.38%
Tax-Exempt (1)	492	5	4.13%	499	6	4.84%	510	5	4.11%
Total Securities	$138,080	$898	2.62%	$143,199	$920	2.58%	$155,857	$927	2.39%
Loans:
Taxable	$1,424,304	$19,421	5.48%	$1,433,871	$19,858	5.57%	$1,425,873	$18,659	5.25%
Non-accrual	4,600	—	—%	5,618	—	—%	2,608	—	—%
Tax-Exempt (1)	10,603	132	5.01%	10,706	133	4.99%	9,810	119	4.86%
Total Loans	$1,439,507	$19,553	5.46%	$1,450,195	$19,991	5.54%	$1,438,291	$18,778	5.24%
Federal funds sold and interest-bearing deposits in other banks	170,858	1,326	3.12%	127,205	1,030	3.26%	80,251	684	3.42%
Total earning assets	$1,748,445	$21,777	5.01%	$1,720,599	$21,941	5.13%	$1,674,399	$20,389	4.88%
Allowance for loan losses	(14,604)			(14,536)			(14,201)
Total non-earning assets	33,281			53,112			73,702
Total assets	$1,767,122			$1,759,175			$1,733,900
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$258,965	$1,538	2.39%	$256,282	$1,497	2.35%	$240,401	$1,247	2.08%
Money market accounts	261,557	1,463	2.25%	263,755	1,413	2.15%	254,136	1,093	1.72%
Savings accounts	136,370	39	0.12%	138,737	41	0.12%	153,659	46	0.12%
Time deposits:
$250,000 and more	138,531	1,652	4.80%	143,294	1,701	4.77%	99,903	888	3.57%
Less than $250,000	255,776	2,823	4.44%	251,853	2,772	4.43%	224,041	2,261	4.05%
Total interest-bearing deposits	$1,051,199	$7,515	2.88%	$1,053,921	$7,424	2.83%	$972,140	$5,535	2.28%
Federal funds purchased	15	—	—%	11	—	—%	178	—	—%
Federal Home Loan Bank advances	145,110	1,712	4.74%	145,879	1,710	4.72%	172,198	2,032	4.73%
Subordinated debt	29,467	355	4.84%	29,450	354	4.84%	29,400	355	4.83%
Total interest-bearing liabilities	$1,225,791	$9,582	3.14%	$1,229,261	$9,488	3.10%	$1,173,916	$7,922	2.71%
Noninterest-bearing liabilities:
Demand deposits	417,128			405,166			440,728
Other Liabilities	16,489			17,268			15,212
Total liabilities	$1,659,408			$1,651,695			$1,629,856
Shareholders' equity	107,714			107,480			104,044
Total liabilities and shareholders' equity	$1,767,122			$1,759,175			$1,733,900
Net interest income		$12,195			$12,453			$12,467
Net interest spread			1.87%			2.03%			2.17%
Interest expense as a percent of average earning assets			2.20%			2.22%			1.90%
Net interest margin			2.81%			2.91%			2.99%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
GAAP Financial Measurements:
Interest Income - Loans	$19,525	$19,963	$19,420	$20,179	$18,754
Interest Income - Securities and Other Interest-Earnings Assets	2,223	1,949	2,595	2,012	1,610
Interest Expense - Deposits	7,515	7,424	7,658	6,978	5,535
Interest Expense - Other Borrowings	2,067	2,064	2,068	2,297	2,387
Total Net Interest Income	$12,166	$12,424	$12,289	$12,916	$12,442
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$28	$28	$27	$24
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$29	$29	$29	$28	$25
Tax-Equivalent Net Interest Income	$12,195	$12,453	$12,318	$12,944	$12,467